BLACK HILLS CORPORATION

Contacts:

Investor Relations:	Jeff Berzina	605-721-2346
Investor Relations:	Jason Ketchum	605-721-2765
Media Relations:	Barbara Zar	605-721-2366

BLACK HILLS CORP. COMPLETES PURCHASE

OF FIVE AQUILA UTILITY PROPERTIES

Significantly broadens regional presence and utility operations

RAPID CITY, S.D., July 14, 2008 — Black Hills Corp. (NYSE: BKH) today announced it has completed the $940 million cash purchase of five Aquila Inc. utilities in four states. Black Hills acquired Aquila’s electric utility in Colorado and Aquila’s four natural gas utilities in Colorado, Iowa, Kansas and Nebraska.

The $940 million purchase price, subject to final closing adjustments, was financed through a $380 million borrowing on the company’s $1 billion acquisition facility and cash proceeds from the July 11, 2008, sale of seven independent power production facilities as further outlined below.

In order to prepare to serve more than 600,000 additional customers, Black Hills hired approximately 200 new employees in Colorado, Nebraska and South Dakota. Approximately 1,050 current Aquila employees from the five utilities join Black Hills, bringing the total company’s number of employees to 2,200.

“This acquisition is an important milestone in our strategic plan,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp. “With this transaction, the company is building a platform for growth based on a foundation of stable cash flow, more predictable earnings and increased efficiencies. It complements the company’s existing businesses and substantially broadens Black Hills’ regional presence and utility operations.

“The Aquila transaction more than doubles the number of Black Hills employees and increases our utility customer base five-fold. We welcome these new employees and look forward to serving our new customers. I am extremely proud of the Aquila and Black Hills employees and thank them for their hard work and dedication. Their extra efforts have created a successful transition in addition to keeping all of our businesses performing well. We look forward to our future and remain committed to improving life with energy in the communities where we live and serve.”

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The acquired Aquila utilities will operate under the name “Black Hills Energy.” In the coming months, the company’s trucks, signs and customer bills will be branded with the new name. More information will be available in future communications.

Customers will continue to receive the same trusted coverage and service they have come to depend on. They will benefit from enhancements to programs and services, including service from Aquila’s Lincoln, Neb., call center and a new call center operating in Rapid City.

Black Hills on Feb. 7, 2007, announced its intent to acquire the four Aquila gas utilities and one electric utility and began an extensive approval process. Black Hills’ purchase of these assets was cross-contingent with the merger of Great Plains Energy and Aquila. The Missouri Public Service Commission on July 1, 2008, issued the order granting the final regulatory approval needed to complete the transaction, and the order became effective today. All three companies’ boards of directors approved the asset purchase/sale and merger agreements, as did shareholders of Aquila and Great Plains Energy, the company purchasing Aquila’s Missouri assets. The transaction also received approvals from state regulatory commissions in the four other states involved in the sale and the Federal Energy Regulatory Commission, and passed Hart-Scott-Rodino antitrust review.

IPP SALE PROCEEDS UTILIZED FOR AQUILA PURCHASE

The pre-tax net cash proceeds received upon the close of the IPP sale were approximately $756 million, including the effects of approximately $67.5 million of associated project level debt repayment, estimated working capital adjustments and other costs. Additionally, the company expects to make income tax payments associated with the gain on the IPP asset sale of approximately $50 million to $75 million. Through tax planning, the company expects to defer tax payments in the range of $135 million to $160 million. The pre-tax book gain on the IPP sale is in the range of $225 million to $250 million.

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EARNINGS GUIDANCE

With the two largest transactions in our history now complete, the company expects to issue revised earnings guidance for 2008 and initial earnings guidance for 2009 within 60 days. Early in the second quarter of 2008, the company suspended any revisions to previously issued earnings guidance due to uncertainty in the timing of the Aquila transaction closing, which was originally expected in the first quarter of 2008, and the impact of the sale of seven independent power production facilities.

INVESTOR CALL

Black Hills will conduct a conference call and webcast at 11 a.m. EDT Tuesday, July 15. To listen to the live broadcast, call 800-762-4717. To access the live webcast and download a copy of the investor presentation, go to the Black Hills’ Web site at blackhillscorp.com and click “Webcast” in the “Investor Relations” section. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, a replay will be available by telephone through Tuesday, July 22, 2008 at 800-475-6701 in the United States and at 320-365-3844 for international callers. Callers need to enter the access code 953838# when prompted.

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ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice. The company serves 750,000 utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The non-regulated business unit generates electricity, produces natural gas, oil and coal, and markets energy. We partner to produce results that improve life with energy. Learn more at blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2007 Annual Report on Form 10-K filed with the SEC, Item 1A of Part II of our March 31, 2008 Quarterly Report on Form 10-Q, and the following:

* Our ability to successfully integrate and profitably operate acquisitions;

* Our ability to obtain adequate cost recovery for our retail utility operations through regulatory proceedings and receive favorable rulings in periodic applications to recover costs for fuel and purchased power in our regulated utilities;

* Our ability to complete the permitting, construction, start-up and operation of power generating facilities in a cost-effective and timely manner;
* Our ability to sustain favorable income tax positions taken that result in the deferral of taxes;
* Our ability to obtain favorable regulatory rulings when we seek to add power generation assets into our rate base;and
* Other factors discussed from time to time in our other filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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